As filed with the Securities and Exchange Commission on October 27, 2023

Registration No. 333-215261

Registration No. 333-168019

Registration No. 333-144865

Registration No. 333-136748

Registration No. 333-129832

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-215261

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-168019

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-1 on Form S-3 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-144865

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-136748

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-129832

UNDER THE SECURITIES ACT OF 1933

eMagin Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15751	56-1764501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 South Drive, Suite 201, Hopewell Junction, NY	12533
(Address of principal executive offices)	(Zip Code)

(845) 838-7900

(Registrant’s telephone number, including area code)

Andrew G. Sculley

eMagin Corporation

Chief Executive Officer

700 South Drive, Suite 201, Hopewell Junction, NY 12533

Telephone: (845) 838-7900

(Telephone number, including area code, of agent for service)

Copies of communications to:

Bradley L. Finkelstein, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025-7019

(650) 473-2600

Noah Kornblith, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center

28th Floor

San Francisco, California 94111

Telephone: (415) 984-8700

Approximate date of commencement of proposed sale to the public: Not Applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒

Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (the “Post Effective Amendment”) relates to the following Registration Statements on Form S-3 (the “Registration Statements”), filed with the Securities and Exchange Commission (the “Commission”) of eMagin Corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•	Registration Statement on Form S-3 (File No. 333-215261), filed with the Commission on December 22, 2016, with respect to the registration of 2,947,949 shares of common stock of the Company;
•	Registration Statement on Form S-3 (File No. 333-168019), filed with the Commission on July 8, 2010, with respect to the registration of 1,663,294 shares of common stock and 7,572,000 shares of common stock underlying Series B Convertible Preferred Stock of the Company;
•	Registration Statement on Form S-1 (File No. 333-144865), filed with the Commission on July 25, 2007, as amended on November 9, 2009, which was later converted into Form S-3 on September 17, 2010, as amended on April 24, 2013, with respect to the registration of 2,450,000 shares of common stock of the Company;
•	Registration Statement on Form S-3 (File No. 333-136748), filed with the Commission on August 18, 2006, with respect to the registration of 23,038,454 shares of common stock of the Company issuable upon conversion of secured convertible notes and 18,049,991 shares of common stock of the Company issuable upon exercise of warrants; and
•	Registration Statement on Form S-3 (File No. 333-129832), filed with the Commission on November 18, 2005, with respect to the registration of 16,619,056 shares of common stock of the Company and 9,971,427 shares of common stock of the Company issuable upon exercise of warrants.

On October 18, 2023, pursuant to that certain Agreement and Plan of Merger, dated May 17, 2023 (the “Merger Agreement”), by and among Samsung Display Co., Ltd., a Korean corporation (“Parent”), Emerald Intermediate, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Silk USA”), Emerald Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Silk USA (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Silk USA.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. The Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopewell Junction, State of New York, on this 27th day of October, 2023.

EMAGIN CORPORATION

By:	/s/ Andrew G. Sculley
	Name:	Andrew G. Sculley
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.